Independent Auditors' Consent


The Board of Directors
Citizens Utilities Company:


We consent to incorporation by reference in the registration statement (No. 33-48683) on Form S-8 of Citizens Utilities Company of our report dated June 27, 1996, relating to the statements of plan equity of the Citizens Utilities 401
(k) Benefit Plan as of December 31, 1995 and 1994 and the related statements of income and changes in plan equity and related schedules for each of the years then ended, which report appears in the December 31,1995 annual report on Form 11-K of Citizens Utilities 401(k) Benefit Plan.



                                                      /s/ KPMG PEAT MARWICK LLP




New York, New York
June 27, 1996